Exhibit 23.1

Consent of the Independent Auditors

We consent to the use of our report dated January 15, 2002, except for Note E as to which the date is February 6, 2002, incorporated by reference in the Annual Report on Form 10-K of Capital One Financial Corporation for the year ended December 31, 2001, with respect to the consolidated financial statements, as amended, included in this Form 10-K/A.

/s/ ERNST & YOUNG LLP

McLean, Virginia
August 12, 2002